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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Nine Months Ended
                                                                 September 30,
 In Millions of Dollars                                        1999           1998
 Fixed Charges:
   Interest expense                                      $       175    $       140
   Interest capitalized                                           11              9
   One-third of rents*                                            57             58

   Total Fixed Charges                                   $       243    $       207

 Earnings:
   Income from continuing operations before income
    taxes and minority interests                         $     1,188    $     1,389

   Fixed charges per above                                       243            207
   Less: interest capitalized                                   (11)            (9)
                                                                 232            198

   Amortization of interest capitalized                           19             22

   Total Earnings                                        $     1,439    $     1,609

 Ratio of Earnings to Fixed Charges                             5.92           7.77



* Reasonable approximation of the interest factor.
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